Exhibit 99.1

Live Ventures Announces Second Quarter Fiscal 2020 Financial Results

LAS VEGAS, May 15, 2020 -- Live Ventures Incorporated (Nasdaq: LIVE), a diversified holding company, announced financial results for its second quarter of fiscal year 2020, which ended March 31, 2020.  The company reported quarterly revenue of $46.4 million and basic EPS of $1.30, representing an increase of 420% as compared to the same quarter last year. The company also reported an increase in operating income of 50% to $3.0 million as compared to the same period of fiscal 2019. During the quarter, the Company repurchased a total of 64,868 shares of its common stock.

The company reported total assets of $158.5 million and total liabilities of $121.9 million, respectively, as of March 31, 2020. Stockholders’ equity stood at $36.6 million, or $20.57 per basic common share.

Key highlights of Q2 of fiscal 2020 include:

•	Revenues of $46.4 million;
•	Gross profit of $17.8 million;
•	Operating income of $3.1 million, up 50% over the same period in the prior fiscal year;
•	Decrease in interest expense of 17% compared to the same period in the prior fiscal year;
•	Gain on the settlement of certain lease obligations of $1.4 million;
•	Earnings per basic share of $1.30, representing an increase of 420% as compared to the same quarter last year;
•	The Company repurchased 64,868 shares of its common stock during the quarter and a total of 252,694 shares since the current repurchase program’s inception in February 2018;
•	Inventory balance of $47.2 million; and
•	Net cash from operating activities for the six months of fiscal 2020 totaled $6.5 million.

About Live Ventures

Live Ventures Incorporated, originally incorporated in 1968, is a diversified holding company with several wholly owned subsidiaries and a strategic focus on acquiring profitable companies that have demonstrated a strong history of earnings power. Through its subsidiary Marquis Industries, the company manufactures and sells residential and commercial carpets primarily in North America. Marquis Industries also designs, sources and sells hard-surface flooring. Through its subsidiary Vintage Stock, an award-winning entertainment retailer, the company sells new and pre-owned movies, classic and current generation video games and systems, music on CD & LP, collectible comics, books, toys, and more. Vintage Stock, through its stores and website, ships product worldwide directly to the customer's doorstep. Through its subsidiary ApplianceSmart, the company sells new major household appliances in the United States through a chain of company-owned retail stores operating under the name ApplianceSmart®.

Contact:

Live Ventures Incorporated

Tim Matula, Investor Relations

(425) 836-9035

tmatula@liveventures.com

http://liveventures.com
Source:  Live Ventures Incorporated